       As filed with the Securities and Exchange Commission on January 30, 1998
                                                 Registration No. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                               CORIXA CORPORATION
             (Exact name of Registrant as specified in its charter)

        DELAWARE                                        91-1654387
(State of incorporation)                   (I.R.S. Employer Identification No.)

                         1124 COLUMBIA STREET, SUITE 200
                                SEATTLE, WA 98104
                    (Address of principal executive offices)
                             -----------------------

                        1997 EMPLOYEE STOCK PURCHASE PLAN
                   AMENDED AND RESTATED 1994 STOCK OPTION PLAN
                        1997 DIRECTORS' STOCK OPTION PLAN
                            (Full title of the Plans)
                             -----------------------

                                  STEVEN GILLIS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               CORIXA CORPORATION
                         1124 COLUMBIA STREET, SUITE 200
                                SEATTLE, WA 98104
                                 (206) 667-5711
 (Name, address and telephone number, including area code, of agent for service)
                             -----------------------
                                    Copy to:

                            William W. Ericson, Esq.
                                Venture Law Group
                           A Professional Corporation
                               4750 Carillon Point
                               Kirkland, WA 98033
                                 (425) 739-8700


               (Calculation of Registration Fee on following page)


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                         CALCULATION OF REGISTRATION FEE


                                                                     Proposed      Proposed Maximum
                                                Maximum Amount        Maximum          Aggregate        Amount of
                                                     to be        Offering Price    Offering Price    Registration
    Title of Securities to be Registered         Registered(1)       Per Share                             Fee
---------------------------------------------- ------------------ ---------------- ------------------ --------------

1997 EMPLOYEE STOCK PURCHASE PLAN
   Common Stock,
   $0.001 par value.........................     2,625,000 Shares     $7.65 (2)       $20,081,250         $5,923.97


AMENDED AND RESTATED 1994 STOCK OPTION PLAN
   Common Stock,
   $0.001 par value.........................     1,324,942 Shares     $0.84 (3)       $1,112,951.28         $328.32
   Common Stock,
   $0.001 par value.........................     5,686,040 Shares     $9.00 (4)       $51,174,360        $15,096.44
1997 DIRECTORS' STOCK OPTION PLAN
   Common Stock,
   $0.001 par value.........................        60,000 Shares    $11.98 (3)       $718,800              $212.05
   Common Stock,
   $0.001 par value.........................       140,000 Shares     $9.00 (4)       $1,260,000            $371.70

                  TOTAL                          9,835,982 Shares                     $74,347,361.28     $21,932.48
                  -----

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(1)      This Registration Statement shall also cover any additional shares of
         Common Stock which become issuable under any of the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock. In addition, this Registration Statement also covers (a) 2,500,000 additional shares of Common Stock that will become issuable under the 1997 Employee Stock Purchase Plan pursuant to a provision that provides that the number of shares authorized under the 1997 Employee Stock Purchase Plan will automatically increase on the first trading day of each of the twenty calendar years beginning in 1998 and ending in 2017. If the number of shares reserved for issuance at such time is less than one percent of the outstanding Common Stock, then the number of shares reserved for issuance shall be increased until it equals one percent of the outstanding Common Stock (up to a maximum of 125,000 in any calendar year), or such lower amount as determined by the Board of Directors, and (b) 5,000,000 additional shares of Common Stock that will become issuable under the Amended and Restated 1994 Stock Option Plan pursuant to a provision that provides that the number of shares authorized under the Amended and Restated 1994 Stock Option Plan will automatically increase on the first trading day of each of the ten calendar years beginning in 1998 and ending in 2007, in an amount equal to three percent of the number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, up to a maximum of 500,000 shares each year over the ten-year period.

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(2)      Estimated in accordance with Rule 457(h) under the Securities Act of
         1933 (the "Securities Act") solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low sale prices of the Common Stock as reported on The Nasdaq National Market on January 29, 1998, multiplied by 85%, which is the percentage of the trading purchase price applicable to purchases under the referenced Plan.

(3) Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. Computation based on the weighted average per share exercise price (rounded to nearest cent) of outstanding options under the referenced plan, the shares issuable under which are registered hereby.

(4) Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average high and low sale prices of the Common Stock as reported on the Nasdaq National Market on January 29, 1998.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

         (a) The Registrant's Prospectus filed with the Commission on October 2, 1997 pursuant to Rule 424(b) of the Securities Act, which contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

         (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, filed with the Commission on November 13, 1997.

         (c) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement No. 000-22891 on Form 8-A filed with the Commission on September 19, 1997 pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.  DESCRIPTION OF SECURITIES.  Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.  Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VI, Sections 6.1 and 6.2 of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees to the maximum extent permitted by the DGCL. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages to the Registrant and its stockholders for breach of the directors' fiduciary duty. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to a liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors which provide such officers and directors with further indemnification to the maximum extent permitted by the DGCL.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.  Not applicable.

Item 8.  EXHIBITS.

         Exhibit
         Number

         5.1      Opinion of Venture Law Group, a Professional Corporation.
         23.1 Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1)
         23.2     Consent of Ernst & Young, LLP, Independent Auditors
         23.3     Consent of KPMG Peat Marwick LLP, Independent Auditors
         24.1     Powers of Attorney


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Item 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                            [Signature Pages Follow]


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Corixa Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 30th day of January, 1998.

                                       Corixa Corporation


                                       By: /s/ Steven Gillis
                                          --------------------------------------
                                          Steven Gillis
                                          President and Chief Executive Officer


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
                                INDEX TO EXHIBITS


        Exhibit
        Number

         5.1      Opinion of Venture Law Group, a Professional Corporation

         23.1 Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1).

         23.2     Consent of Ernst & Young, LLP, Independent Auditors

         23.3     Consent of KPMG Peat Marwick LLP, Independent Auditors

         24.1     Powers of Attorney